Exhibit 23.2
                                                                    ------------

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 26, 1998, which appears on page 20 of the 1997 Annual Report to Stockholders of GenRad, Inc., which is incorporated by reference in GenRad, Inc.'s Annual Report on Form 10-K for the year ended January 3, 1998. We also consent to the application of such report to the Financial Statement Schedule for the three years ended January 3, 1998 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report include this schedule.




/s/  PricewaterhouseCoopers LLP

Boston, Massachusetts
September 22, 1998